UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 9, 2015

Home Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	1-34190	71-1051785
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

503 Kaliste Saloom Road, Lafayette, Louisiana	70508
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(337) 237-1960

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(a)	Not applicable

(b)	Not applicable

(c)                On March 9, 2015, Jason P. Freyou, age 50, assumed the title and duties of Executive Vice President and Chief Operations Officer of the Company and the Bank. Previously, Mr. Freyou served as Chief Investment Officer for JD Bank from July 2014 to March 2015, prior thereto, as Chief Operations Officer for Teche Federal Bank from July 2008 to July 2014.

There are no arrangements or understandings between a director or executive officer of the Company and Mr. Freyou pursuant to which he was named an executive officer of the Company. No directors or executive officers of the Company or the Bank are related to Mr. Freyou by blood, marriage or adoption. Mr. Freyou has not engaged in any transactions with the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission. Mr. Freyou will receive a base annual salary of $175,000. Mr. Freyou will participate in all of the Company’s employee benefit plans, including its annual incentive bonus plan for executives. Mr. Freyou will be granted incentive stock options to acquire 800 shares of common stock under the Company’s 2009 Stock Option Plan as well as a grant of 800 shares of restricted stock under the Company’s 2009 Recognition and Retention Plan.

A copy of the related press release (the “Press Release”) issued by the Company on March 9, 2015 announcing Mr. Freyou’s hiring is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.

(d)	Not applicable

(e)	Not applicable

ITEM 9.01	Financial Statements and Exhibits

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits

The following exhibit is filed herewith.

Exhibit Number	Description
99.1	Press Release, dated March 9, 2015

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME BANCORP, INC.

Date: March 9, 2015	By:	/s/ John W. Bordelon
John W. Bordelon
President and Chief Executive Officer

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